                                                              Year Ended December 31,
                                                  ----------------------------------------------------
                                                  ------------------ ------------------ --------------
                                                        1998                1997              1996
                                                  ------------------ ------------------ --------------
Average common shares outstanding - basic             5,371,686          5,102,854          5,064,347
Average common shares outstanding - diluted           5,508,898          5,165,290          5,077,950

Net income                                           $6,708,929         $6,720,785         $5,220,774

Per share amount - basic                                  $1.25              $1.32              $1.03
Per share amount - diluted                                $1.22              $1.30              $1.03



     Earnings per share have been restated for each year presented for the aquisition of Community Bank & Trust Co., which was accounted for as a pooling-of-interest. Earnings per share amounts for each year presented reflect the 5% stock dividend paid on November 29, 1994 and December 22, 1995, the 5-for-4 stock split effected on August 23, 1996 and the 2-for-1 stock split effected on August 22, 1997.